AMENDMENT NUMBER 4
TO AGREEMENT
FOR FUND ADMINISTRATION,
FUND ACCOUNTING SERVICES
TRANSFER AGENCY SERVICES
AND
CUSTODY SERVICES

AMENDMENT is made as of _________________, by and between FBR FAMILY OF FUNDS, having its principal office and place of business at 4922 Fairmont Avenue, Bethesda, Maryland 20814 (the "Trust"), on behalf of the portfolios of the Trust ("Funds") and FBR NATIONAL BANK & TRUST, NA, Bethesda, Maryland, a national bank, having its principal office and place of business at 4922 Fairmont Avenue, Bethesda, Maryland 20814, on behalf of itself and its affiliates (the "Company").

WHEREAS the Trust has entered into an agreement ("Base Agreement") for fund services with the Company dated August 24, 2000.

WHEREAS the Trust has entered into Amendment Number 1 for fund services with the Company dated August 24, 2000.

WHEREAS the Trust has entered into an unnumbered amendment to correct a scribers error and Company name change on November 11, 2001.

WHEREAS the Trust has entered into Amendment Number 2 with the Company dated January 25, 2002.

WHEREAS the Trust has entered into Amendment Number 3 with the Company dated November 1, 2002.

WHEREAS the Company has changed its name to the FBR National Trust Company effective September 26, 2003;

WHEREAS the Exhibit 2 of the Agreement shall be amended to include the FBR Small Cap Technology Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized offices, as of the day and year first above written.

FBR FAMILY OF FUNDS

By:_____________________________________
Winsor H. Aylesworth
Vice President & Treasurer

FBR NATIONAL TRUST COMPANY

By:  _____________________________________
Linda R. Paisley
President and Chief Executive Officer